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                      March 20, 2024

       Steven Feng
       Chief Financial Officer
       NIO Inc.
       Building 20, 56 Antuo Road
       Jiading District, Shanghai 201804
       People   s Republic of China

                                                        Re: NIO Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38638

       Dear Steven Feng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Yuting Wu, Esq.